Exhibit 99.1

PRESS RELEASE


FOR IMMEDIATE RELEASE

CONTACT: Steven Ivester (954) 434-2000
www.voipincorporated.com
sivester@voipincorporated.com


VoIP, INC.
12330 S.W. 53rd Street - Suite 712 - Ft. Lauderdale, FL 33330
--------------------------------------------------------------------------------


VoIP, Inc. signs Letter of Intent to acquire a California based WiFi company.
-----------------------------------------------------------------------------

FORT LAUDERDALE, Florida - April 19, 2004. VoIP, Inc. (OTCBB "VOII")) today announced that it has signed a Letter of Intent to acquire Apex Sight, LLC., a California based WiFi technology company which will become a wholly owned subsidiary of VoIP, Inc.

Apex Sight, LLC. designs and manufactures high-speed, wireless fidelity (WiFi) products for the growing wireless local area networking (WLAN), public WLAN (PWLAN), and wireless Internet service provider (WISP) markets. Apex Sight's patented, proprietary designs are based upon the latest innovations in 3rd and 4th-generation WiFi technology. Andrew Corp, one of the world's largest antenna distributors, will market Apex Sight's antennas in over 40 countries.

The pending acquisition of Apex Sight will continue VoIP, Inc.'s expansion in the field of Voice over IP and WiFi technology. The expected convergence of the two technologies will create shareholder value by allowing VoIP, Inc. to dominate the industry by providing a combined solution provided by Apex Sight and VoIP Solutions, Inc.'s technology.

VoIP, Inc. has recently joined the Worldwide Interoperability for Microwave Access (WiMAX). Steven Ivester, CEO of VoIP, Inc., noted "The true market success of any particular technology can only be realized through global standards and concerted efforts to ensure the interoperability of multi-vendor products. This, in turn, will result in economies of scale and, ultimately, a healthy competitive environment."

VoIP, Inc. (www.voipincorporated.com) is working towards becoming the world leader in providing voice over IP customer premise equipment. In addition, premium voice over IP subscriber-based enhanced telephony services, as well as innovative WiFi and WiMAX technology solutions are offered for residential and enterprise customers globally.


The above information contains certain forward-looking statements and information relating to the Company that is based on the beliefs of the Company and/or its management as well as assumptions made by and information currently available to the Company or its management. When used in this document, the words "anticipate," "estimate," "expect," "intend," "projects," and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. Such statements reflect the current view of the Company regarding future events and are subject to certain risks, uncertainties and assumptions, including the risks and uncertainties noted. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove to be incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, intended or projected. In each instance, forward-looking information should be considered in light of the accompanying meaningful cautionary statements herein. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, the impact of competitive services and pricing and general economic risks and uncertainties.